EXHIBIT (11)   (b)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

We hereby consent to the use in the Statement of Additional Information
constituting  part of the    Pre-effective Amendment No. 1 to the
registration statement on Form N-1A (the "Registration Statement") of our report dated September 29, 1998, relating to the financial statement of Integrity Small-Cap Fund of Funds, Inc., which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Accountant and Reports to Shareholders" in such Statement of Additional Information and to the reference to us on the back cover of the prospectus.

/s/ Brady, Martz
BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota
   November 12, 1998